RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (this “Agreement”), dated as of April 7, 2026 (the “Effective Date”), is being entered into by and between DANIEL VITT (the “Executive”) and IMMUNIC, INC., a Delaware corporation, (the “Company”) (each a “Party,” and collectively, the “Parties”).

WHEREAS, the Executive is currently employed by the Company as the Chief Executive Officer of the Company pursuant to an Employment Agreement dated January 1, 2026 between the Executive and the Company (the “US Employment Agreement”);

WHEREAS, the Executive is also currently employed by the Immunic AG, the Company’s wholly owned subsidiary, pursuant to a Service Agreement dated December 18, 2023 (the “German Employment Agreement”);

WHEREAS, the Company has commenced a search for a new Chief Executive Officer with deep commercial expertise in the multiple sclerosis space to lead the Company through its next stage of growth and into commercialization;

WHEREAS, the continuing efforts of the Executive are necessary to the successful performance of the ongoing operations of the Company and its subsidiaries while the Company undertakes the search for a new CEO and the Company desires to retain the services of Executive through such transition;

WHEREAS, the Company and the Executive also desire to engage in discussions regarding a transition of the Executive to a “C-Suite” role that is focused on the Company’s scientific and medical operations after the new CEO is hired;

WHEREAS, as an inducement for Executive to remain employed by the Company through the transition described above, the Executive shall be eligible to receive a retention bonus pursuant to the terms and conditions described herein; and

WHEREAS, acknowledge such retention bonus is not intended to predetermine the nature or structure of any future separation arrangements that may be entered into by the Company and the Executive.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.  Retention Bonus. Subject to the Executive’s continued employment with the Company through the ninety first (91st) day after a new CEO is hired by the Company (the “Retention Date”), the Executive shall be entitled to receive a retention bonus equal to $670,000 less applicable withholdings and payroll deductions (the “Retention Bonus”). Provided Executive has fulfilled all conditions set forth in this Agreement, including, without limitation, continued employment with the Company through the Retention Date, the Retention Bonus shall be paid in one lump sum on the first regularly scheduled pay date after the Retention Date. The Company shall have the right to deduct from the Retention Bonus any applicable withholding taxes or other deductions required by law to be withheld with respect to such payment and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If the Company terminates the Executive without Cause (as defined in the US Employment Agreement) or the Executive resigns for Good Reason (as defined in the US Employment Agreement) prior to the Retention Date, the Company will pay the Retention Bonus within five (5) days of such termination or resignation, as applicable. The Executive agrees and acknowledges that if the Retention Bonus is paid to the Executive pursuant to Section 1, the amount of the Retention Bonus will be credited against any cash severance payment that would otherwise become due under the US Employment Agreement or the German Employment Agreement as a result of any involuntary or involuntary termination of employment.

2.  Non-Disparagement Covenant. In consideration for the execution of this Agreement (a) the Executive agrees that he will not make any disparaging or derogatory statements, whether oral or written, regarding the Company or its directors, officers, employees, or agents and (b) the Company agrees that it will not make any disparaging or derogatory statements, whether oral or written, regarding the Executive. Nothing in this Section 2 would be understood to prevent anyone from providing truthful testimony in any court or regulatory proceeding or enforcing any obligations under any agreement between the Company and the Executive.

3.  Employment Relationship. Nothing in this Agreement is intended to modify the employment relationship between the Company or its subsidiaries and the Executive.

4.  Arbitration. If the parties are unable to resolve any dispute or claim relating directly or indirectly to this agreement or any dispute or claim between the Executive and the Company or its officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked “Arbitration Demand.” Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 4. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm or to enforce the terms of the Confidentiality Agreement.

(a)  The Dispute shall be resolved by a single arbitrator in an arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction.

(b)  The arbitration shall be filed with the office of the American Arbitration Association (“AAA”) located in New York or such other AAA office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the Employment Arbitration Rules of the AAA as in effect at the time of the arbitration hearing, such arbitration to be completed in a sixty (60)-day period.

(c)  The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder. The arbitrator shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory and punitive damages if authorized by applicable law. The parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 4, and the costs of the arbitrator(s) shall be equally divided between the parties.

(d)  Except as provided in the last sentence of Section 4(a), the provisions of this Section 4 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 4 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

5.  Section 409A of the Code. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent.

6.  Miscellaneous

(a)  Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of New York without regard to the application of choice of law rules.

(b)  Entire Agreement. This Agreement contains the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto; provided, however, that, nothing herein modifies, supersedes, voids, or otherwise alters the US Employment Agreement or the German Law Agreement, each of which shall remain in full force and effect.

(c)  Amendments; Assignment. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the Parties. This Agreement is not assignable by any party.

(d)  Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e)  Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document. Transmission of signatures on this Agreement shall be deemed to be original signatures and shall be acceptable to the Parties for all purposes. In addition, transmission by electronic mail of a PDF document created from the originally signed document shall be acceptable to the Parties for all purposes.

7.  Executive’s Acknowledgement. The Executive hereby acknowledges that the Executive has read and understands the provisions of this Agreement, that the Executive has been given the opportunity for the Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that the Executive has received a copy of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

IMMUNIC, INC.

By:	/s/ Simona Skerjanec
Name:	Simona Skerjanec
Title:	Interim Chairperson

EXECUTIVE

/s/ Daniel Vitt
Daniel Vitt